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Exhibit 10.24

TERMINATION AGREEMENT

        This Termination Agreement ("Agreement") is made as of March 27, 2009 (the "Effective Date") by and between Liberty Media Corporation, a Delaware corporation ("LMC"), Liberty Media LLC, a Delaware limited liability company (the "Company"), and Robert R. Bennett (the "Executive").

Recitals

        The Executive currently is employed with the Company pursuant to an employment agreement dated as of December 28, 2005 (the "Employment Agreement") and is a director of LMC. The Executive and the Company desire to terminate the Employment Agreement and to provide for certain matters relating thereto.

Agreement

        In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

        1.    Termination of the Employment Agreement; Payment for Services.    The Employment Agreement is hereby terminated as of the Effective Date. The Executive and the Company agree that, for purposes of the Employment Agreement, the Executive shall be considered to have voluntarily terminated his employment with the Company. In connection with such termination, the Company agrees to pay $38,513 to the Executive for services rendered at the request of the Company.

        2.    Stock Options and Stock Appreciation Rights.    The parties acknowledge that, as of the Effective Date, the Executive holds the options and stock appreciation rights described in Exhibit A (the "Existing Awards") pursuant to the agreements identified in Exhibit A (collectively, the "Existing Award Agreements"). Notwithstanding any provision to the contrary in any Existing Award Agreement, all of the Existing Awards shall be fully exercisable as of the Effective Date. In addition, the Existing Award Agreements are hereby amended as follows:

          (a)   Section 7(a) of each of the 2001 Agreement, the 2003 Agreement and the 2004 Agreement is hereby amended by deleting from the first sentence thereof the phrase "the first Business Day following the expiration of the 90-day period which began on the date of termination of the Grantee's employment" and substituting therefor "the date specified in Section 2 hereof as the last day of the Term."

          (b)   Section 7(a) of each of the 2007 Agreements and the 2008 Agreement is hereby amended by deleting therefrom the phrase "the first Business Day following the expiration of the 90-day period that began on the date of termination of the Grantee's provision of services to the Company and its Subsidiaries" and substituting therefor "the date specified in Section 2 hereof as the last day of the Term."

Except as provided in the preceding provisions of this Section 2, each Existing Award shall remain subject to the terms and conditions of the applicable Existing Award Agreement.

        3.    Benefits.    From the Effective Date through the earlier of August 31, 2014 or the date of the Executive's death (the "Participation Period"), the provisions of this Section 3 shall apply. The Executive shall be eligible to participate in any health plan that the Company may make available generally to employees of the Company to the extent such participation is permitted under the terms of such plan and by applicable law (including tax law), subject to the terms and conditions of such plan and subject to the continued maintenance of such plan by the Company. To the extent any such health plan is made available and the Executive elects to participate therein, the Company will contribute to such health plan on behalf of the Executive the same proportionate part of the monthly premium for coverage of Executive and his spouse under such health plan as the Company contributes on behalf of an employee with spousal coverage under such plan (the "Company Contribution"). The Company Contribution will be made monthly during the Participation Period in accordance with the Company's normal procedures for the payment of health plan premiums. The aggregate amount of the Company Contribution in any taxable year of the Executive shall not affect the amount eligible to be made as the Company Contribution for any other taxable year of the Executive, and the Company Contribution will not be subject to liquidation or exchange for any other benefit. The Executive shall be responsible for payment of that portion of the monthly premium in excess of the Company Contribution. To the extent any such health plan is made available generally to employees of the Company, except to the extent the Company reasonably determines to be necessary or advisable to comply with applicable law (including tax law), the Company will refrain from taking any action that would limit or eliminate the Executive's eligibility to participate in such health plan. LMC and the Company will use their reasonable best efforts to cause any successor employer of all or substantially all of the employees of the Company to assume the obligations of the Company pursuant to this Section 3.

        4.    Indemnification.    LMC and the Executive acknowledge and agree that they are parties to an Indemnification Agreement dated May 9, 2006 (the "Indemnification Agreement") pursuant to which the Company has agreed to indemnify the Executive with respect to Claims relating to Indemnifiable Events (as such terms are defined in the Indemnification Agreement). LMC and the Executive further acknowledge and agree that the Indemnification Agreement shall remain in full force and effect according to its terms, notwithstanding termination of the Executive's employment pursuant to the terms of this Agreement.

        5.    Dispute Resolution.    At the option of any party hereto, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, other than that for injunctive relief to this Agreement or the breach thereof, will be referred for decision by arbitration in the Denver metropolitan area of the State of Colorado by a neutral arbitrator selected by the parties hereto. The proceeding will be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 30 days after any party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then any party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the Presiding Judge of the District Court of any county in Colorado for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that any party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator will be final, conclusive and binding on all interested persons and no action at law or equity will be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that the Executive is successful in pursuing any claim(s) or dispute(s) arising out of this Agreement, the Company will pay the Executive's attorneys' fees and costs and expenses of any Arbitrator in connection with such claims or disputes. In any other case, the parties will each bear all their own costs and attorneys' fees, except the Company will in all events pay the costs of any arbitrator appointed hereunder.

        6.    Assignment; Enforceability.

          (a)   This Agreement is personal to the Executive and, without the prior written consent of LMC and the Company, will not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement will inure to the benefit of and be enforeceable by LMC, the Company and their respective successors and assigns.

        7.    Miscellaneous.

          (a)   This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   All notices and other communications under this Agreement will be in writing and will be given by hand delivery or telecopy to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mr. Robert R. Bennett

Facsimile:
If to LMC or
the Company:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attn: General Counsel
Telecopy: 720-875-5382

or to such other address or telecopy as either party furnishes to the other in writing in accordance with this Section 7(b). Notices and communications will be effective when actually received by the addressee.

          (c)   The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement will be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d)   Any party's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement will not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (e)   Except as to the Existing Award Agreements referenced in Section 2 above and the Indemnification Agreement referenced in Section 4 above, the parties acknowledge that this Agreement supersedes any other agreement between them or between the Executive and any predecessor or affiliate of LMC or the Company (collectively with LMC and the Company, the "Employing Entities"), or any plan or practice of any of the Employing Entities concerning the subject matter hereof, including the Company's Severance Pay Plan or any other severance plan or policy of any of the Employing Entities or any of their respective affiliates (collectively, the "Severance Plans"). The Executive hereby irrevocably waives any rights to severance benefits under the Severance Plans or to acceleration of equity awards under the Severance Plans or any equity award plan of any of the Employing Entities except as may be provided in this Agreement. For the avoidance of doubt, the Company and the Executive acknowledge and agree that none of Liberty Global, Inc., Discovery Communications, Inc., Discovery Holding Company or Ascent Media Corporation shall be considered an Employing Entity.

          (f)    This Agreement may be executed in several counterparts, each of which will be deemed an original, and said counterparts will constitute but one and the same instrument.

          (g)   Each party will bear any costs, including attorneys' fees, incurred by such party in connection with negotiating and entering into this Agreement.

[Signature page follows.]

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company and LMC have caused this Agreement to be executed in their name on their behalf, all as of the day and year first above written.

Robert R. Bennett
Date:

LIBERTY MEDIA CORPORATION
By:	Charles Y. Tanabe Executive Vice President
Date:

LIBERTY MEDIA LLC
By:	Charles Y. Tanabe Executive Vice President
Date:

EXHIBIT A

to

Termination Agreement Dated as of March 27, 2009 between
Liberty Media Corporation, Liberty Media LLC and Robert R. Bennett

EXISTING AWARD AGREEMENTS

Agreement	Options/SARs Outstanding and Exercisable as of Effective Date	Base Price as of Effective Date	Expiration Date
Non-Qualified Stock Option Agreement dated as of August 10, 2001 between Liberty Media Corporation and Robert R. Bennett (issued pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective August 10, 2001)) (the "2001 Agreement")	4,169,963 Series B Liberty Interactive Common Stock Options (or, at the Executive's election, Series A Liberty Interactive Common Stock Options)	$23.64 (Series B) $22.90 (Series A)	February 28, 2011
	833,993 Series B Liberty Capital Common Stock Options (or, at the Executive's election, Series A Liberty Capital Common Stock Options)	$15.20 (Series B) $14.74 (Series A)	February 28, 2011
	3,335,972 Series B Liberty Entertainment Common Stock Options (or, at the Executive's election, Series A Liberty Entertainment Common Stock Options)	$21.79 (Series B) $21.53 (Series A)	February 28, 2011
Stock Appreciation Rights Agreement dated as of July 31, 2003 between Liberty Media Corporation and Robert R. Bennett (issued pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective September 11, 2002)) (the "2003 Agreement")	250,000 Series A Liberty Interactive Common Stock Free-Standing Stock Appreciation Rights	$16.97	July 31, 2013
	50,000 Series A Liberty Capital Common Stock Free-Standing Stock Appreciation Rights	$10.92	July 31, 2013
	200,000 Series A Liberty Entertainment Common Stock Free-Standing Stock Appreciation Rights	$15.95	July 31, 2013

Agreement	Options/SARs Outstanding and Exercisable as of Effective Date	Base Price as of Effective Date	Expiration Date
Stock Appreciation Rights Agreement dated as of August 6, 2004 between Liberty Media Corporation and Robert R. Bennett (issued pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004)) (the "2004 Agreement")	250,000 Series A Liberty Interactive Common Stock Free-Standing Stock Appreciation Rights	$15.46	August 6, 2014
	50,000 Series A Liberty Capital Common Stock Free-Standing Stock Appreciation Rights	$9.95	August 6, 2014
	200,000 Series A Liberty Entertainment Common Stock Free-Standing Stock Appreciation Rights	$14.53	August 6, 2014
Non-Qualified Stock Option Agreements dated as of December 24, 2007 between Liberty Media Corporation and Robert R. Bennett (issued pursuant to the Liberty Media Corporation 2007 Incentive Plan) (the "2007 Agreements")	6,400 Series A Liberty Interactive Common Stock Options	$19.96	December 24, 2014
	1,650 Series A Liberty Capital Common Stock Options	$17.26	December 24, 2014
	6,600 Series A Liberty Entertainment Common Stock Options	$25.21	December 24, 2014
Non-Qualified Stock Option Agreement dated as of December 16, 2008 between Liberty Media Corporation and Robert R. Bennett (issued pursuant to the Liberty Media Corporation 2007 Incentive Plan) (the "2008 Agreement")	16,000 Series A Liberty Interactive Common Stock Options	$2.91	December 16, 2015
	3,800 Series A Liberty Capital Common Stock Options	$3.57	December 16, 2015
	11,600 Series A Liberty Entertainment Common Stock Options	$17.69	December 16, 2015

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TERMINATION AGREEMENT